Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

MTC TECHNOLOGIES, INC.,

a Delaware corporation,

MTC TECHNOLOGIES, INC.,

an Ohio corporation,

and the

STOCKHOLDERS OF

AEROSPACE INTEGRATION CORPORATION

named herein

Dated as of March 31, 2006

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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LIST OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Release
Exhibit D	Description of Bonus Plan
Exhibit E	Form of Release for Donald Cleveland

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of the 31st day of March, 2006, is by and among MTC Technologies, Inc., a Delaware corporation (the “Parent”), MTC Technologies, Inc., an Ohio corporation and wholly owned subsidiary of the Parent (the “Buyer”), and each of the holders of common stock (together, the “Stockholders”) of Aerospace Integration Corporation, a Florida corporation (the “Company”).

RECITALS

A. The Company engages in the business of providing (i) aircraft systems engineering, design and integration services, which includes designing and developing total or “turnkey” systems and integration solutions for aircraft through processes including metal fabrication, component assembly and testing, technical writing and systems installation, and (ii) related logistical support, including program management services and training, for aircraft utilized by the United States Special Operations Forces, all as further described in any and all technical, training, marketing, sales or other manuals and materials and websites of the Company as of the date hereof (the “Company Business”);

B. The Stockholders are the registered and beneficial owners of all of the issued and outstanding shares (the “Shares”) of common stock, par value $1.00 per share (“Common Stock”), of the Company; and

C. The Stockholders desire to sell to the Buyer, and the Parent desires for Buyer to purchase from the Stockholders, all of the Shares, subject to the terms and conditions set forth in this Agreement.

D. The Agreement and the transactions contemplated thereby have been approved and adopted by the disinterested directors of the Parent.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I : DEFINITIONS

“2005 Audited Financial Statements” has the meaning set forth in Section 4.20(a).

“2006 Actual EBITDA” has the meaning set forth in Section 2.2(c)(ii).

“2006 Actual EBITDA Payment” has the meaning set forth in Section 2.2(c)(ii).

“2007 Actual EBITDA” has the meaning set forth in Section 2.2(c)(iv).

“2007 Actual EBITDA Payment” has the meaning set forth in Section 2.2(c)(iv).

“8(a) Government Contracts” means any and all Government Contracts of the Company that were awarded to the Company on the basis of qualification under the United States Small Business Administration’s 8(a) Business Development Program, and those pending Government Contract Bids that, if awarded, would result in 8(a) Government Contracts.

“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person. The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Escrow Agreement, the Employment Agreement, the Releases, the Bonus Plan, and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Parent, the Buyer, certain of the Company’s employees or any of the Stockholders, as applicable in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Assumed Hangar Debt” means all indebtedness and borrowings by the Company, or any of its Affiliates, with respect to the acquisition and construction of the Second Hangar.

“Arbitration Firm” has the meaning set forth in Section 2.2(c)(vi).

“Bonus Plan” has the meaning set forth in Section 6.10.

“Buyer” has the meaning set forth in the preamble.

“Claims Notice” has the meaning set forth in Section 9.2(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Balance Sheet” has the meaning set forth in Section 2.2(d)(i).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Tangible Net Worth” means (a) Cash, Accounts Receivable, Inventory, Construction in Process, Prepaid Expenses, Property & Equipment (Net), and Deposits less (b) Accounts Payable, Accrued Expenses and Billings in excess of cost, as reflected on the Closing Balance Sheet of the Company; provided, however, that the amount included in Closing Tangible Net Worth with respect to the Company’s hangar facility located at the Bob Sikes Air Field, Crestview, Florida (the “Second Hangar”) is equal to $3,960,054, which is the cost basis of the Second Hangar as of December 31, 2005 and included for purposes of determining the Target Tangible Net Worth, as such cost basis was confirmed for the Buyer by the Company prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, Selling Expenses, Indebtedness of the Company, all “cut” but uncashed checks issued by the Company that are outstanding as of the Closing Date to the extent that such uncashed checks exceed the cash on hand of the Company, and any Company accruals related to the sale of the Company are excluded from the definition and calculation of Closing Tangible Net Worth.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the recitals.

“Company Business” has the meaning set forth in the recitals.

“Confidential Information” has the meaning set forth in Section 6.11(g).

“Consents” means any consent, approval, authorization, qualification, or waiver of, or notice to, any third party or Governmental Authority.

“Contracts” means all contracts, Government Contracts, 8(a) Government Contracts, agreements (including, without limitation, employment, non-disclosure, teaming, subcontracting and non-competition agreements), leases (whether real or personal property), commitments, instruments, guarantees, bids, orders and proposals and all oral understandings.

“Controlled Group” has the meaning set forth in Section 4.13(a).

“CPARs” has the meaning set forth in Section 4.16(d).

“Dispute Notice” has the meaning set forth in Section 6.3.

“Earnout Payments” has the meaning set forth in Section 2.2(c)(iv).

“EBITDA” means the Company’s net income as reflected in the applicable period financial statement for the relevant period, increased by the amount reflected in such period financial statement as expenses incurred for interest, income and franchise Taxes, depreciation, amortization, and other non-cash charges to such net income, and by the Selling Expenses, and decreased by the amount reflected in such year-end financial statement as non-cash credits to such net income. Notwithstanding anything in this Agreement to the contrary: (a) all income and expenses attributable to any business acquired by the Company or any of its subsidiaries in connection with any joint ventures, acquisitions or similar business combination transactions (regardless of form) completed by the Company or any of its subsidiaries following Closing; (b) any payments made under the special bonus program described in Exhibit D hereto to the extent the special bonus program results in bonuses and incentive compensation in excess of 3% of the Company’s payroll, provided, however, that notwithstanding clause (b) of this sentence, 50% of the payments paid to the individual whose name is marked with a double asterisk on Schedule 3.2(o) will be included in the calculation of “EBITDA”; and (c) any Retention Bonuses, will be excluded from the calculation of “EBITDA.”

“EBITDA Schedule” has the meaning set forth in Section 2.2(c)(i).

“Employee Plans” has the meaning set forth in Section 4.13(a).

“Employment Agreement” has the meaning set forth in Section 3.2(c).

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.

“Environmental Condition” means any condition of the Environment with respect to the Real Property, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company prior to the Closing Date has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability, alleged or imposed by any Person (including, without limitation, any Governmental Authority).

“Environmental Law” means any federal, state or local law, regulation, rule, ordinance, policy or guideline relating to the Environment implementing or otherwise dealing with the subject matter thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 2.2(b).

“Escrow Agent” means National City Bank.

“Escrow Agreement” means an Escrow Agreement, dated as of the Closing Date, by and among the Stockholders Representative, the Buyer, and the Escrow Agent, in substantially the form attached hereto as Exhibit A.

“Escrow Amount” means $2,700,000 in cash.

“Excess” has the meaning set forth in Section 2.2(d)(iv).

“Excluded Affiliates” has the meaning set forth in Section 6.11(d).

“Excluded Representations” has the meaning set forth in Section 9.3(a).

“Expiration Date” has the meaning set forth in Section 9.3(a).

“Federal Acquisition Regulations” means the Federal Acquisition Regulations as codified in the Code of Federal Regulations at 48 C.F.R. Section 1 et seq.

“Final Accrual Amount” has the meaning set forth in Section 2.2(e).

“Financial Statements” has the meaning set forth in Section 4.20(a).

“Funding Date” has the meaning set forth in Section 7.2(d).

“GAAP” means U.S. generally accepted accounting principles applied on a basis consistent with the Company’s past practices.

“Gonzalez Group” means George L. Gonzalez, the George L. Gonzalez Grantor Retained Annuity Trust, Michelle R. Gonzalez, and the Michelle R. Gonzalez Grantor Retained Annuity Trust.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Government Contract” means any contract between the Company and a Governmental Authority, including any subcontract (at any tier) of the Company to perform services or provide goods that will be delivered to or incorporated in items delivered to a Governmental Authority by another Person under either a prime contract with such a Governmental Authority or a subcontract (at any tier) under such a prime contract.

“Government Contract Bid” means any offer, proposal or quote for goods or services to be delivered pursuant to a proposed Government Contract.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part); provided, however, that the term Guarantee shall not include endorsements for deposit or collection in the Ordinary Course of Business. The term “Guarantee” used as a verb has a correlative meaning.

“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials as defined in or the subject of any Environmental Law.

“including” has the meaning set forth in Section 10.7.

“Indebtedness” of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any earnout, contingent or non-compete payments, or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) all “cut” but uncashed checks issued by the Company that are outstanding as of the Closing Date to the extent that such uncashed checks exceed the cash on hand of the Company and (C) any and all amounts owed by the Company to any of its Affiliates including, without limitation, any of the Stockholders or their respective Affiliates.

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Initial Purchase Price” has the meaning set forth in Section 2.2(a)(iii).

“Insurance Proceeds” has the meaning set forth in Section 9.8.

“Intellectual Property” means all of the following that is owned by, issued to or licensed to the Company that is used in the business of the Company, along with all income, royalties, damages and payments due or payable on the Closing Date or thereafter, including, without limitation, damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, domain names, trade names and corporate names together with all goodwill associated therewith, including, without limitation, the use of the current corporate name and all translations, adaptations, derivations and combinations of the foregoing; copyrights and copyrightable works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential business information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); computer software and websites (including, without limitation, data and related documentation); other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 4.18.

“Interim Financial Statements” has the meaning set forth in Section 4.20(a).

“Investment” means any equity interest, directly or indirectly, in any Person.

“IRS” means the Internal Revenue Service.

“knowledge of the Seller” has the meaning set forth in Section 10.7.

“Law” means common law and any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.7(b).

“Liability Claim” has the meaning set forth in Section 9.2(a).

“Lien” has the meaning set forth in Section 2.1.

“Litigation Conditions” has the meaning set forth in Section 9.2(b).

“Losses” has the meaning set forth in Section 9.1.

“Material Customers” has the meaning set forth in Section 4.26(a).

“Material Subcontractors” has the meaning set forth in Section 4.26(c).

“Material Suppliers” has the meaning set forth in Section 4.26(b).

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of the Company Business consistent with past custom and practice (including with respect to quantity and frequency) of the Company Business.

“Parent” has the meaning set forth in the preamble.

“Permit” means any permit, license, approval, consent or authorization issued by a Governmental Authority.

“Permitted Liens” means (a) Liens for current (but not respread) Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date and (b) those matters that are set forth on Schedule 1.1.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Proceeding” means any action, suit, legal proceeding, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.2(b).

“Real Property” means any and all real property and interests in real property of the Company, including the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.

“Real Property Leases” has the meaning set forth in Section 4.7(b).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Material into the Environment.

“Release for Donald Cleveland” has the meaning set forth in Section 3.2(d).

“Restraint” has the meaning set forth in Section 7.1.

“Retention Bonuses” means those certain retention bonus amounts described on Schedule 3.2(o), in an aggregate amount not to exceed $2,500,000, to be granted and paid prior to the Closing.

“Returns” means all Tax returns, statements, reports and forms (including estimated Tax or information returns and reports).

“SBA Statement” has the meaning set forth in Section 4.6.

“Second Hangar” has the meaning set forth in the definition of Closing Tangible Net Worth.

“Section 338 Elections” has the meaning set forth in Section 6.8(a).

“Selling Expenses” means all costs, fees and expenses of outside professionals incurred by the Company relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal fees, accounting, tax, broker and investment banking fees and other related expenses, plus the amount of the Retention Bonuses to the extent such Retention Bonuses are unpaid at the Closing. The certificate referenced in Section 3.2(i) sets forth the entire amount of the Selling Expenses (indicating the amount and the Person to whom such Selling Expense has been paid or is owed).

“Service Contract Act” means the Service Contract Act of 1965, as amended, as codified in the United States Code at 41 U.S.C. Section 351 et seq.

“Shares” has the meaning set forth in the recitals.

“Shortfall” has the meaning set forth in Section 2.2(d)(iii).

“Sohal Group” means Verinder Sohal and the Verinder Sohal Grantor Retained Annuity Trust.

“Soin Group” means Indu Soin, the Indu Soin Irrevocable Trust, Vishal Soin, the Vishal Soin Irrevocable Trust, Amol Soin, the Amol Soin Irrevocable Trust, Rajesh Soin, and the Rajesh and Indu Soin Irrevocable Dynasty Trust.

“Stockholders Representative” means George Gonzalez, or his successor, as named and appointed by George Gonzalez.

“Stockholders” has the meaning set forth in the preamble.

“Subsidiary” means any Person of which at least 20% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by the Company, by one or more directly or indirectly wholly or partially owned subsidiaries of the Company or by the Company and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency.

“Tangible Personal Property” has the meaning set forth in Section 4.7(c).

“Target Accrual Amount” has the meaning set forth in Section 2.2(e).

“Target Employees” has the meaning set forth in Section 2.2(e).

“Target Tangible Net Worth” means $15,022,000.

“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, whether disputed or not, (b) any liability of the Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability of the Company for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether or not written) binding on the Company or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Matter” has the meaning set forth in Section 6.6.

“Tax Returns” means any report, return or other information required to be supplied to any Taxing Authority in connection with Taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that might result from such Release.

“Truth in Negotiations Act” means the Truth in Negotiations Act of 1962, as codified in the United States Code at 10 U.S.C. Section 2306 et seq.

ARTICLE II : PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. On the Closing Date and subject to the terms and conditions set forth in this Agreement, the Buyer shall purchase from the Stockholders, and the Stockholders shall sell, transfer, assign, convey and deliver to the Buyer, all of the Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Shares (collectively, “Liens”).

2.2 Purchase Price.

(a) On the Funding Date and subject to Sections 2.2(c) and (d), in full consideration for the transfer of the Shares, the Buyer and the Parent shall pay or cause to be paid to the Stockholders Representative an amount equal to $41,300,000 minus

(i) any and all Selling Expenses to the extent not paid prior to Closing,

(ii) any and all outstanding Indebtedness of the Company as of the Closing Date (including without limitation all Indebtedness of the Company incurred in connection with any distributions to Stockholders or payment of the Retention Bonuses) other than up to but not exceeding $3,000,000 of the Assumed Hangar Debt, and

(iii) the Escrow Amount,

which amount will be paid in cash on the Funding Date (as reduced by clauses (i) through (iii) of this sentence, the “Initial Purchase Price”). The Initial Purchase Price will be paid to the Stockholders, or the Stockholders Representative for the benefit of the Stockholders, as follows: each Stockholder will receive an amount in cash equal to the product of (A) the quotient of (1) the number of Shares owned by such Stockholder on the Closing Date divided by (2) the total number of Shares outstanding on the Closing Date and (B) the Initial Purchase Price, which amount will be paid by wire transfer of immediately available funds to accounts designated in writing by the Stockholders Representative prior to the Funding Date.

(b) On the Funding Date, the Buyer shall (i) pay or cause to be paid to the Persons entitled thereto all of the Selling Expenses to the extent unpaid and the Indebtedness of the Company (in the case of all “cut” but uncashed checks included in Indebtedness pursuant to the terms of this Agreement, when such checks are presented to the Company for payment) set forth in the certificate referenced in Section 3.2(i) of this

Agreement unless indicated otherwise on such certificate, and (ii) deposit or cause to be deposited in cash the Escrow Amount with the Escrow Agent to be held in an interest bearing escrow account (“Escrow Account”) for the benefit of the Stockholders in accordance with the Escrow Agreement. The “Purchase Price” equals the sum of (x) the Initial Purchase Price before the deducts in Section 2.2(a)(i)-(iii), as finally adjusted pursuant to Section 2.2(d) of this Agreement, (y) the Assumed Hangar Debt, and (z) the Earnout Payments.

(c) Earnout Payments.

(i) Promptly after each of (A) the conclusion of Parent’s annual audit for the year ending December 31, 2006 (but in no case later than March 31, 2007), and (B) the conclusion of Parent’s annual audit for the year ending December 31, 2007 (but in no case later than March 31, 2008), the Buyer shall deliver to the Stockholders Representative a schedule, prepared by the Parent’s independent certified public accounting firm in accordance with GAAP, setting forth the EBITDA of the Company for the applicable annual period (for each period, the “EBITDA Schedule”).

(ii) To the extent that EBITDA for the Company as reflected on the EBITDA Schedule for the 12-month period ended December 31, 2006 (“2006 Actual EBITDA”) equals or exceeds $7,320,000, the Buyer shall pay or cause to be paid to the Stockholders or the Stockholders Representative, for the benefit of the Stockholders, no later than 30 days following the final determination of 2006 Actual EBITDA, a payment of $9,000,000 payable in the amounts and manner as set forth in Section 2.2(c)(iii). If the 2006 Actual EBITDA is less than or equal to $4,348,000, there will be no payment for the benefit of the Stockholders for such period. If the 2006 Actual EBITDA is more than $4,348,000 but less than $7,320,000, the Buyer shall pay or cause to be paid to the Stockholders or the Stockholders Representative, for the benefit of the Stockholders, an amount equal to the product of (a) the quotient of (1) the amount by which 2006 Actual EBITDA exceeds $4,348,000, divided by (2) $2,972,000, and (b) $9,000,000, payable in the amounts and manner as set forth in Section 2.2(c)(iii) (the amount payable under this Section 2.2(c)(ii), the “2006 Actual EBITDA Payment”).

(iii) The 2006 Actual EBITDA Payment will be paid as follows: each of the Stockholders will receive an amount in cash equal to the product of (A) the quotient of (1) the number of Shares owned by such Stockholder on the Closing Date divided by (2) the total number of Shares outstanding on the Closing Date and (B) the 2006 Actual EBITDA Payment, which amount will be paid by wire transfer of immediately available funds to accounts designated in writing by the Stockholders Representative.

(iv) To the extent that EBITDA for the Company as reflected on the EBITDA Schedule for the 12-month period ended December 31, 2007 (“2007 Actual EBITDA”) equals or exceeds $10,650,000, the Buyer shall pay or cause to be paid to the Stockholders Representative, for the benefit of the Stockholders, no later than 30 days following the final determination of 2007 Actual EBITDA, a payment of $7,000,000 payable in the amounts and manner as set forth in Section 2.2(c)(v). If 2007 Actual EBITDA is less than or equal to $7,320,000, there will be no payment for the benefit of the Stockholders for such period. If 2007 Actual EBITDA is more than $7,320,000 but less than $10,650,000, the Buyer shall pay or cause to be paid to the Stockholders Representative an amount equal to the product of (a) the quotient of (1) the amount by which 2007 Actual EBITDA exceeds $7,320,000, divided by (2) $3,330,000, and (b) $7,000,000, payable in the amounts and manner as set forth in Section 2.2(c)(v) (the amount payable under this Section 2.2(c)(iv), the “2007 Actual EBITDA Payment”) (the payments under Sections 2.2(c)(iii) and (v), collectively, the “Earnout Payments”).

(v) The 2007 Actual EBITDA Payment will be paid as follows: each of the Stockholders will receive an amount in cash equal to the product of (A) the quotient of (1) the number of Shares owned by such Stockholder on the Closing Date divided by (2) the total number of Shares outstanding on the Closing Date and (B) the 2007 Actual EBITDA Payment, which amount will be paid by wire transfer of immediately available funds to accounts designated in writing by the Stockholders Representative.

(vi) Any disputes between the Stockholders Representative and the Buyer regarding the preparation of the EBITDA Schedule or the determination of 2006 Actual EBITDA or 2007 Actual EBITDA will be resolved using the following dispute resolution procedure: Within 30 days following its receipt of any EBITDA Schedule, the Stockholders Representative will deliver written notice to the Buyer of any dispute it has with respect to the preparation or content of such EBITDA Schedule, which notice must specify the disputed item or items. If the Stockholders Representative does not notify the Buyer of a dispute with respect to such EBITDA Schedule within such 30-day period, such EBITDA Schedule will be deemed final, conclusive and binding on the parties to this Agreement. If the Stockholders Representative delivers a notice of dispute within such 30-day period, the Stockholders Representative and the Buyer will negotiate in good faith to resolve such dispute. If the Stockholders Representative and the Buyer, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Stockholders Representative advises the Buyer of its objections, then the Stockholders Representative and the Buyer will jointly engage an independent certified public accounting firm mutually agreeable to both the Stockholders Representative and the Buyer (the “Arbitration Firm”) to resolve such dispute. In resolving the dispute, the Arbitration Firm must limit its review to the items that were identified by the Stockholders Representative in the aforementioned notice, and its resolution of the disputed item or items must be based on GAAP. The Arbitration Firm shall deliver to each of the Stockholders Representative and the Buyer its written report as to such final EBITDA Schedule within 45 days of its engagement. The Stockholders Representative and the Buyer shall share equally the fees and expenses of the Arbitration Firm.

(vii) From the Closing through December 31, 2007, the Buyer and the Parent agree, subject to applicable Law and exchange or stock market rules, (A) to maintain the Company as a separate, stand-alone subsidiary solely for operational purposes, (B) to, commencing as soon as practicable after the Closing Date, operate the Company under the name “Aerospace Integration Corporation, an MTC Technologies Company,” (C) that the Buyer may cause or permit any costs or expenses of the Buyer that are necessary or useful for the Company Business to be allocated to or imposed on the Company for purposes of calculating EBITDA, but in no event will the amount allocated for any such cost or expense exceed the actual cost or expenses incurred by the Company for the same or similar services already being provided to the Company at the time such services are replaced by the Buyer, and that the Buyer will not cause or permit any other costs or expenses of the Buyer to be allocated to or imposed on the Company for purposes of calculating EBITDA, (D) to permit the Company’s management to run the day-to-day ordinary course operations of the Company, and (E) that the Buyer will not take any action that will be a commercially unreasonable interference with the ability of the Stockholders to earn Earnout Payments pursuant to this Section 2.2(c); provided, however, that, notwithstanding anything in this Section 2.2(c)(vii) to the contrary, the agreement provided for by Section 2.2(c)(vii)(B) will immediately expire upon the mutual written agreement of the Stockholders Representative and the Parent, even if prior to December 31, 2007; provided further, that in no case will any of the covenants contained in subsections (A) through (E) of this Section 2.2(c)(vii) be breached solely as a result of a Termination for Cause (as such term is defined in the Employment Agreement) by any of the Company, the Parent or the Buyer.

(d) Closing Tangible Net Worth Adjustment.

(i) Closing Tangible Net Worth will be determined from the balance sheet of the Company as of the time immediately prior to the effective time of the Closing (the “Closing Balance Sheet”). The Closing Balance Sheet will be prepared by the Company’s independent certified public accounting firm in accordance with GAAP, consistent with past practices of the Company. As promptly as practicable after the Closing Date, but in no event later than 60 days after the Closing Date, the Stockholders Representative will deliver to the Buyer the Closing Balance Sheet and a certificate setting forth the Closing Tangible Net Worth.

(ii) Within 60 days following its receipt of the Closing Balance Sheet, the Buyer will deliver written notice to the Stockholders Representative of any dispute it has with respect to the preparation or content of such Closing Balance Sheet, which notice must specify the disputed item or items. If the Buyer does not notify the Stockholders Representative of a dispute with respect to such Closing Balance Sheet within such 60-day period, such Closing Balance Sheet will be deemed final, conclusive and binding on the parties to this Agreement. If the Buyer delivers a notice of dispute within such 60-day period, the Buyer and the Stockholder Representative will negotiate in good faith to resolve such dispute. If the Buyer and the Stockholders Representative, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Buyer advises the Stockholders Representative of its objections, then the Buyer and the Stockholders Representative will jointly engage the Arbitration Firm to resolve such dispute. In resolving the dispute, the Arbitration Firm must limit its review to the items that were identified by the Buyer in the aforementioned notice, and its resolution of the disputed item or items must be based on GAAP. The Arbitration Firm shall deliver to each of the Buyer and the Stockholders Representative its written report as to the final Closing Balance Sheet within 45 days of its engagement. The Buyer and the Stockholders Representative will share equally the fees and expenses of the Arbitration Firm.

(iii) If and to the extent that the Closing Tangible Net Worth (as finally determined as set forth above) is less than or equal to Target Tangible Net Worth, the Initial Purchase Price will be reduced dollar-for-dollar by an amount equal to the difference between Target Tangible Net Worth and Closing Tangible Net Worth (the “Shortfall”), and the Stockholders will be liable jointly and severally among each Stockholder that is a member of the Soin Group, jointly and severally among each Stockholder that is a member of the Gonzalez Group, jointly and severally among each Stockholder that is a member of the Sohal Group, and severally as between each of the Soin Group, the Gonzalez Group, and the Sohal Group with respect to such groups’ aggregate proportional ownership of the Shares, for the Shortfall and the Buyer will be entitled to be paid such Shortfall first out of the Escrow Amount. All amounts to be paid by any of the Stockholders under this Section 2.2(d)(iii) will be paid within 5 business days by wire transfer of immediately available funds to an account that is designated in writing by the Buyer not later than 30 days after the Closing Date.

(iv) If and to the extent that the Closing Tangible Net Worth (as finally determined as set forth above) exceeds Target Tangible Net Worth, the Initial Purchase Price will be increased dollar-for-dollar by an amount equal to the difference between Closing Tangible Net Worth and Target Tangible Net Worth (the “Excess”), and the Buyer will pay or cause to be paid to the Stockholders Representative, for the benefit of the Stockholders, an amount equal to the Excess. The Buyer and the Parent shall be jointly and severally liable for the amount of the Excess. All amounts to be paid by the Buyer under this Section 2.2(d)(iv) will be paid within 5 business days by wire transfer of immediately available funds to an account that is designated in writing by the Stockholders Representative not later than 30 days after the Closing Date.

(v) For purposes of complying with the terms set forth in this Section 2.2(d) and in Section 2.2(c), the Buyer and the Stockholders Representative will cooperate with and make available to the other party and its representatives and the Arbitration Firm (if applicable) all information, records, data and working papers, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Balance Sheet or the determination of 2006 Actual EBITDA and 2007 Actual EBITDA, as applicable, and the resolution of any disputes hereunder.

(e) Promptly following December 31, 2006 but in no event later than February 15, 2007, Buyer shall provide written notice to the Stockholders Representative if and to the extent that the Target Accrual Amount exceeds the Final Accrual Amount, and the Stockholders Representative, on behalf of the Stockholders, shall pay to the Buyer by wire transfer of immediately available funds to an account designated by Buyer the amount of such excess within 10 calendar days of such notice. “Target Accrual Amount” means the aggregate amount of earned but unused sick leave as of the Closing Date allocated to the persons employed by the Company as of the Closing Date (the “Target Employees”), which persons are set forth on Schedule 4.12. The Target Accrual Amount will be jointly calculated by Buyer and the Stockholders Representative within 60 days of the Closing Date. “Final Accrual Amount” means the aggregate Closing Date portion of the Target Accrual Amount allocated to those Target Employees still employed by the Company on December 31, 2006.

ARTICLE III : THE CLOSING AND DELIVERIES

3.1 The Closing. Unless this agreement is terminated pursuant to Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Coolidge, Wall, Womsley & Lombard, Co., L.P.A., 33 West First Street, Suite 600, Dayton, Ohio 45402, or such other location upon which the Buyer and the Stockholders Representative agree, and will be effective as of 12:01 a.m., Eastern Time, on April 1, 2006, or at such other time or such other date upon which the Buyer and the Stockholders Representative agree (the “Closing Date”), but in any case following the satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) other than the payments by the Buyer and the Parent pursuant to Sections 2.2(a) and 2.2(b), which payments will instead be delivered by the Buyer and the Parent, subject to the satisfaction of Section 3.2(a), on the Funding Date. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken and no documents will be deemed to have been executed or delivered until all have been taken, executed and delivered.

3.2 Deliveries by the Stockholders. At or prior to the Closing, the Stockholders shall deliver, or cause to be delivered, to the Buyer and the Parent the following items:

(a) complete and accurate wire instructions for all payments to be made under Sections 2.2(a) and 2.2(b);

(b) copies of the Escrow Agreement, duly executed by the Stockholders Representative;

(c) copy of an employment agreement, in substantially the form attached hereto as Exhibit B, by and between the Company and George Gonzalez (the “Employment Agreement”), duly executed by George Gonzalez and the Company;

(d) copies of releases, in substantially the form attached hereto as Exhibit C, duly executed by each of the Stockholders and copies of a release, in substantially the form attached hereto as Exhibit E, duly executed by Donald Cleveland (the “Release for Donald Cleveland”);

(e) (i) stock certificates representing all of the Shares with duly executed stock powers attached in proper form for transfer to the Buyer and (ii) any other documents that are necessary to transfer to the Buyer good and valid title to the Shares, with any necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid;

(f) copies of a reasonably current long-form good standing certificate for the Company issued by the Secretary of State of the State of Florida and in each state in which the Company is qualified to do business as a foreign corporation;

(g) copies of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Florida, and copies of the Code of Regulations of the Company, certified by the Secretary of the Company;

(h) the original corporate record books and stock record books of the Company;

(i) copies of a certificate of an officer of the Company, dated as of the Closing Date, setting forth in sufficient detail acceptable to the Buyer the aggregate amount of the unpaid (i) Indebtedness of the Company and (ii) Selling Expenses of the Company;

(j) appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by the Buyer to extinguish all Indebtedness of the Company and all security interests related thereto to the extent directed by the Buyer;

(k) copies of all of the Consents listed on Schedule 4.6 and Schedule 4.7(b) and a copy of a notice letter from the Company to the United States Small Business Administration issued pursuant to 13 C.F.R. Section 124.515(g);

(l) copies of written resignations of each director of the Company listed on Schedule 3.2(l);

(m) copies of a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by each Stockholder;

(n) copies of the resolutions of the Board of Directors of the Company and the Stockholders authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, certified by an appropriate officer of the Company;

(o) evidence reasonably satisfactory to the Buyer and the Parent that the Retention Bonuses described on Schedule 3.2(o) have been paid; and

(p) such other documents and instruments as the Buyer reasonably requests to consummate the transactions contemplated hereby.

3.3 Deliveries by the Buyer and the Parent, as Applicable. At or prior to the Closing, the Buyer and the Parent, as applicable, shall deliver to the Stockholders Representative the following items:

(a) copies of the Escrow Agreement, duly executed by the Buyer and the Escrow Agent;

(b) copies of the resolutions of the independent directors of the Board of Directors of the Parent authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, as applicable, certified by an appropriate officer of the Parent; and

(c) copies of the resolutions of the sole shareholder of the Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, as applicable, certified by an appropriate officer of the Buyer;

(d) copies of any Consents required for the Buyer to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement; and

(e) such other documents and instruments as the Stockholders Representative reasonably requests to consummate the transactions contemplated hereby.

ARTICLE IV : REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

The Stockholders jointly and severally represent and warrant to the Buyer and the Parent as follows:

4.1 Existence and Good Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Florida and is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions set forth on Schedule 4.1, which are the only jurisdictions in which the Company is required to be so qualified.

4.2 Power. The Company has all necessary corporate power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased and (b) carry on its business as currently conducted.

4.3 Validity and Enforceability. Each Stockholder has the capacity or the requisite power and authority, as the case may be, to execute, deliver and perform such Stockholder’s obligations under this Agreement and the Ancillary Agreements to which he or she is a party. This Agreement and each of the Ancillary Agreements to which the Stockholders, or any of them, are a party have been duly executed and delivered by each Stockholder, as applicable, and, assuming due authorization, execution and delivery by the Buyer and any other parties to such Agreements, represent the legal, valid and binding obligation of each Stockholder, as applicable, enforceable against each Stockholder, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. No further action on the part of any Stockholder is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

4.4 Capitalization of the Company. The authorized capital stock of the Company consists of 6,000 shares of Common Stock, of which 2,700 shares are issued and outstanding and all of which have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional shares of its capital stock or other equity securities. The Shares represent the only issued and outstanding shares of capital stock of the Company. Other than this Agreement, there are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company. Schedule 4.4 sets forth a true and complete statement of the capitalization of the Company. Except as set forth on Schedule 4.4, the Company has no Subsidiaries and no Investments.

4.5 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements by the Stockholders, nor the performance by any of the Stockholders of their obligations hereunder or thereunder will (a) violate or conflict with the Articles of Incorporation (or equivalent document) or the Bylaws (or equivalent document) of the Company or any Law or Order, including without limitation, the Federal Acquisition Regulations and supplements, the Truth in Negotiations Act or, assuming the receipt of all Consents for 8(a) Government Contracts, the United States Small Business Administration’s 8(a) Business Development Program, (b) except as set forth on Schedule 4.5, violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, Contract, agreement, license or other instrument or oral understanding to which the Company or any of the Stockholders is a party or by which any of the assets or the properties of the Company are bound or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Shares or any of the assets or properties of the Company.

4.6 Consents. Except as set forth on Schedule 4.6, no Consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by any of the Stockholders of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. The

United States Small Business Administration issued a letter to Raj Soin, dated March 8, 2006 (the “SBA Statement”). The SBA Statement has not been rescinded and the Company has not received any contrary statements or other indications from the United States Small Business Administration or any of its subdivisions or employees.

4.7 Property.

(a) Title. The Stockholders have good and marketable title to the Shares, free and clear of all Liens except Permitted Liens. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Shares, free and clear of all Liens except Permitted Liens. The Company does not own any Real Property. Other than the Permitted Liens, the Company has valid and enforceable leasehold interests in, or a valid and enforceable license to, all of its other tangible assets and properties (including, without limitation, the Leased Real Property). Except as set forth on Schedule 4.7(a), the Company does not have any Real Property owned by a Governmental Authority in its possession or under its direct or indirect control. To the extent that the Company does have any Real Property owned by a Governmental Authority in its possession or under its direct or indirect control, the Company has possessed, controlled and maintained such Real Property in accordance with any and all requirements of the applicable Governmental Authorities.

(b) Real Property Leases. Schedule 4.7(b) sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by the Company (collectively, the “Leased Real Property”) including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits. A true and correct copy of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Buyer, and no changes have been made to any Real Property Leases since the date of such delivery. All of the Leased Real Property is used or occupied by the Company pursuant to a Real Property Lease. Each Real Property Lease is in full force and effect and is valid, binding and enforceable both as to the Company and, to the knowledge of the Seller, as to the other party or parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. There are no existing defaults by the Company or the lessor under any of the Real Property Leases, and, to the knowledge of the Seller, no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any party or give any party the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Schedule 4.7(b), (i) no consent is required from the lessor under any of the Real Property Leases in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) no Affiliate of the Company or the Stockholders is the owner or lessor of any Leased Real Property.

(c) Tangible Personal Property. Schedule 4.7(c) sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual original cost of $10,000 or more, that is owned or leased by the Company (the “Tangible Personal Property”). The Company is in possession of all Tangible Personal Property. Except as set forth on Schedule 4.7(c), the Company does not have any tangible personal property owned by a Governmental Authority in its possession or under its direct or indirect control. To the extent that the Company does have any tangible personal property owned by a Governmental Authority in its possession or under its direct or indirect control, the Company has possessed, controlled and maintained such tangible personal property in accordance with any and all requirements of the applicable Governmental Authorities.

(d) Absence of Violations.

(i) None of the Real Property, nor the leasing, occupancy or use of the Real Property, is in violation of any Law, including, without limitation, any building, zoning, environmental or other ordinance, code, rule or regulation.

(ii) The condition and use of the Real Property conforms to each applicable certificate of occupancy and all other permits required to be issued in connection with the Real Property. The Company has obtained all permits necessary for the operation of the business of the Company at the Real Property.

(e) Reassessments. There is not now pending nor, to the knowledge of the Seller, contemplated any reassessment of any parcel included in the Real Property that could result in a change in the rent, additional rent or other sums and charges payable by the Company under any agreement relating to the Real Property.

(f) No Condemnation. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. The Stockholders have not received any written notice or oral notice of any such proceeding, and the Stockholders have no knowledge that any such proceeding is contemplated.

(g) Condition of Property. There are no defects in, mechanical failure of, or damage to, the Real Property. The mechanical, electrical and HVAC systems serving the Real Property are in good working condition, subject to normal wear and tear.

4.8 Litigation. There is no instance in which the Company is or has been within the three-year period prior to the date of this Agreement (a) subject to any unsatisfied Order or (b) a party or is, to the knowledge of the Seller, threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. No event has occurred or circumstances exist that could give rise to or serve as a legitimate basis for the commencement of any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. There are no judicial or administrative actions, proceedings or investigations pending or threatened that question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, there are no pending or, to the knowledge of the

Seller, threatened (a) actions by any Governmental Authority to modify the zoning classification of, or to condemn or take by power of eminent domain (or purchase in lieu thereof), or to classify as a landmark, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property, (b) claims under or pursuant to any warranty, whether express or implied, on products sold by the Company prior to the date of this Agreement, (c) claims against the Company with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising or any other claims relating to the violation of any Laws relating to anti-competitive practices or unfair trade practices of any kind or (d) written notification of performance or cost issues relating to the Company’s performance in connection with any Government Contract. Notwithstanding the foregoing, the Company is not and has not been within the three-year period prior to the date of this Agreement subject to any audit or investigation of any Governmental Authority regarding the Company’s Contracts or business that could be reasonably likely to result in, or has resulted in, a finding or determination on the part of the Governmental Authority that was unfavorable to the Company or its interests.

4.9 Compliance with Laws. The Company is now, and has been, in compliance with all Laws and Orders, including, without limitation, those respecting (a) employment practices (including, without limitation, all payroll and payroll withholding practices associated therewith, the Fair Labor Standards Act, the Service Contract Act and the Office of Federal Contract Compliance Programs, including the Defense Contract Audit Agency), (b) zoning, (c) delivery practices and procedures (including, without limitation, testing, inspection and disclosure of product specifications), (d) intellectual property, (e) anti-competitive practices or unfair trade practices of any kind, (f) the prices charged by the Company in connection with the marketing or sale of any products or services, (g) the Federal Acquisition Regulations and the Truth In Negotiations Act, and (h) foreign activities, including export Laws, and foreign activities compliance requirements. Neither the Company nor any Stockholder has knowledge of any proposed Law or Order that would be applicable to the Company and that would adversely affect any assets, properties, liabilities, operations or prospects of the Company.

4.10 Necessary Property and Conditions of Property. The Company is the only operation through which the Company’s business is conducted. The assets and properties owned, leased or licensed by the Company (other than surplus assets not currently being used by the Company to the extent such surplus assets have not been included in the Financial Statements and the Interim Financial Statements (including all notes thereto) as an item with value, and have not been nor will be included in the calculation of Tangible Net Worth for the purposes of Target Tangible Net Worth or Closing Tangible Net Worth) are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties) and constitute all of the properties necessary to conduct the Company’s business as it is currently conducted.

4.11 Conduct of Business. Since December 31, 2005, the business and operations of the Company has been conducted in the Ordinary Course of Business and there has not been any adverse change in the operation of the business or the performance or financial condition of the Company. Without limiting the generality of the foregoing, since December 31, 2005 and except as set forth on Schedule 4.11, the Company has not:

(a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing on such date;

(b) sold, assigned or transferred (including, without limitation, transfers to any employees, Stockholders or Affiliates) any assets or properties or cancelled any debts or claims, except in the Ordinary Course of Business;

(c) waived any material rights of value or suffered any material losses;

(d) declared or paid any dividends or other distributions with respect to any shares of its capital stock or redeemed or purchased, directly or indirectly, any shares of its capital stock or any options;

(e) taken any other action or entered into any other transaction (including any transactions with employees, Stockholders or Affiliates) other than in the Ordinary Course of Business or the transactions contemplated by this Agreement and the Ancillary Agreements;

(f) (i) increased the salary, wages or other compensation rates of any officer, employee, director or consultant, except in the Ordinary Course of Business, (ii) made or granted any increase in any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan or (iii) made any commitment or incurred any liability to any labor organization;

(g) made any capital expenditures or commitments therefor;

(h) made any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;

(i) made any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties;

(j) made any change in its general pricing practices or policies or any change in its credit or allowance practices or policies;

(k) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Contract that is required (or had it been in effect on the date of this Agreement would have been required) to be disclosed in the schedules to this Agreement;

(l) commenced or terminated any line of business; or

(m) received written notice from any customer or supplier that such customer or supplier has ceased, may cease or will cease to do business with it.

4.12 Labor Matters.

(a) Union and Employee Contracts. (i) The Company is not a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement or other similar type of contract, (ii) the Company has not agreed to recognize any union or other collective bargaining unit and (iii) no union or collective bargaining unit has been certified as representing the employees of the Company and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Company. The Company has not experienced any labor strike, dispute, slowdown or stoppage or any other labor difficulty during the past five years. The Company has complied in all respects with all Laws relating to the employment of labor, including those related to payment of wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes and it has not received any written notice alleging that it has failed to comply in any respect with any such Laws.

(b) List of Employees, Etc. Schedule 4.12 sets forth a list of all employees (including part-time employees) and consultants of the Company, the rate of all regular and special compensation payable to each such Person in any and all capacities and any regular or special compensation that will be payable to each such Person in any and all capacities as of the date of this Agreement other than the then current accrual of regular payroll compensation, which schedule will be updated at Closing to be accurate as of the Closing Date. The Company does not employ any employee who cannot be dismissed immediately, whether currently or immediately after the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, without notice and without further liability to the Company, subject to applicable Laws relating to employment discrimination, unemployment and workers’ compensation. None of the Stockholders has any knowledge that any of the employees of the Company intends to terminate his or her employment relationship with the Company.

(c) Retention Bonuses. The Company has paid all Retention Bonuses described on Schedule 3.2(o).

4.13 Employee Benefit Plans.

(a) Schedule 4.13 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, stockholders, consultants, or independent contractors of the Company (or, where indicated below, any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code (the “Controlled Group”)) or with respect to which the

Company (or, where indicated below, the Controlled Group) has made or is required to make payments, transfers, or contributions (all of the above being individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). The Company does not have any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b) True and complete copies of the following materials have been delivered to the Buyer: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of such Employee Plan, (ii) all determination letters from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports, (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by the Buyer.

(c) Each Employee Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created under an Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e) The Company does not currently have, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied with (i) the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, (ii) the Health Insurance Portability and Accountability Act of 1996, as amended, and (iii) the Women’s Health and Cancer Rights Act of 1998.

(g) No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any

Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h) There is no pending or, to the knowledge of the Seller, threatened assessment, complaint, proceeding or investigation of any kind in any court or before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor is there any legitimate basis for one.

(i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the date of this Agreement have been paid, made or accrued on or before the date of this Agreement.

(j) With respect to any insurance policy that has, or does, provide funding for benefits under any Employee Plan, (i) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Seller, no such proceedings with respect to any insurer are imminent and (ii) there is no liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date of this Agreement.

(k) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, (ii) death or retirement benefits under any qualified Employee Plan or (iii) deferred compensation benefits reflected in the Financial Statements.

(l) The execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependants of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company.

(m) The Company has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.

(n) No Employee Plan provides benefits to any Person who is not a current employee of the Company or to the dependents or other beneficiaries of any such current employee.

(o) All contributions required to be paid with respect to workers’ compensation arrangements of the Company have been made or accrued as a liability in the Financial Statements.

4.14 Environmental.

(a) There are no underground tanks and related pipes, pumps and other facilities regardless of their use or purpose whether active or abandoned at the Real Property.

(b) There is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property. The Company does not sell and has not sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(c) The Company is presently and for the past five years has been in compliance with all Environmental Laws applicable to the Real Property or its business, and there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the legitimate basis for any liability of any kind pursuant to any Environmental Law.

(d) The Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Real Property, except in compliance with all applicable Environmental Laws, and there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of the Real Property that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law.

(e) The Company has not (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Real Property or any facilities or operations on the Real Property; (ii) received notice under the citizen suit provisions of any Environmental Law in connection with the Real Property; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition at the Real Property; or (iv) been subject to or, to the knowledge of the Seller, threatened with any governmental or citizen enforcement action with respect to the Real Property.

(f) (i) There currently are effective all Permits required under any Environmental Law which are necessary for the Company’s activities and operations at the Real Property and for any past or ongoing alterations or improvements at the Real Property; (ii) any applications for renewal of such Permits have been submitted on a timely basis; and (iii) such Permits can be transferred without changes to their terms or conditions.

(g) The Company has made available to the Buyer copies of all documents, records and information in its possession or control concerning Environmental Conditions, including, without limitation, previously conducted environmental audits and documents regarding any disposal of Hazardous Materials from the Real Property, spill control plans and environmental agency reports and correspondence.

(h) The Company has not committed any act or failed to commit any act in connection with the performance of services relating to the Environment that could give rise to any liability or obligation on the part of the Company under any Environmental Law.

(i) To the knowledge of the Seller, no person, including any employee of the Company, has been exposed to any Hazardous Material as a result of the operations of the Company which exposure could give rise to any liability or obligation on the part of the Company under any Law.

4.15 Contracts. Other than (i) Contracts involving total payments to or by the Company of not more than $10,000 that are cancelable by the Company without penalty on 30 days’ or less notice, or (ii) purchase orders for inventory or supplies in the Ordinary Course of Business, Schedule 4.15 sets forth all of the Contracts including, without limitation, any contract, agreement, lease, instrument, guarantee, bid, order or proposal to which the Company is a party or to which any of the assets the Company are bound:

(a) governing the borrowing of money or the Guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of the Company (including any such Contract under which the Company has incurred any Indebtedness);

(b) providing for the employment of any Person;

(c) containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market;

(d) for the use of or restricting the use of the Intellectual Property;

(e) with any directors, officers, employees, Stockholders of the Company or Affiliates of any of the Stockholders;

(f) providing for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including, without limitation, computer hardware or software or other property or services) in excess of $10,000;

(g) granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Company;

(h) pertaining to the lease of equipment or other personal property in excess annually of $10,000;

(i) providing for any offset, countertrade or barter arrangement;

(j) involving a material distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Company at will or by giving notice of 30 days or less, without liability;

(k) involving a joint venture;

(l) involving management services, consulting services, support services or any other similar services including, without limitation, service agreements under which the Company is required to provide services to insurers, self-insured employees or any governmental or private health plan, managed-care plan or other similar Person;

(m) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise;

(n) pursuant to which the Company provides services or products, including, without limitation, the subcontracting by the Company to any other Person, or by any other Person to the Company, of any services or the manufacturing of any products; or

(o) relating to a teaming arrangement.

The Company has provided or made available to the Buyer true and complete copies of each Contract listed on Schedule 4.15 (or required to be listed on Schedule 4.15), as amended to date. Each Contract listed on Schedule 4.15 (or required to be listed on Schedule 4.15) is, in accordance with its terms, a valid, binding and enforceable obligation of the Company and, to the knowledge of the Seller, of the other party or parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. With respect to the Contracts listed on Schedule 4.15 (or required to be listed on Schedule 4.15): (x) neither the Company nor, to the knowledge of the Seller, any other party thereto is in default under or in violation of any Contract, including any requirement that Company employees must be qualified to work within the labor category descriptions mandated in the Contracts; (y) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation; and (z) the Company has not released any of its rights under any Contract. Except as set forth on Schedule 4.15, each employee of the Company has executed and delivered to the Company the Company’s standard non-disclosure agreement. Except as set forth on Schedule 4.15, the Company does not reasonably expect the Company to incur any losses upon the completion of any Government Contract to which the Company is a party or under which the Company provides services or products. Except as set forth on Schedule 4.15, the Company, using reasonable budgeting and forecasting assumptions, does not forecast losses from the performance of its obligations under any Government Contract. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not allow a prime contractor to any Government Contract pursuant to which the Company is a subcontractor any additional right to terminate such Government Contract. The Company is in compliance with General Services Administration federal supply schedule contract clause 552.238-75.

4.16 Government Contracts.

(a) Set forth on Schedule 4.16 is a true, correct and complete list of all Government Contracts and all pending Government Contract Bids, which list clearly identifies those Government Contracts that are 8(a) Government Contracts and those pending Government Contract Bids that, if awarded, would result in 8(a) Government Contracts. The Company’s financial forecasts for 2006 and 2007, as provided to the Buyer, are not dependent on the Company maintaining its status as a qualified participant in the United States Small Business Administration’s 8(a) Business Development Program, except to the extent of the revenues included in the forecasts from existing 8(a) Government Contracts. Each of the Government Contracts is in full force and effect and is a legal, valid and binding contract or agreement of the Company, subject only to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally, and there is no default or breach by the Company or, to the knowledge of the Company, any other party in the timely performance of any obligation to be performed or paid thereunder. No condition or event or fact exists that, with notice, lapse of time or both, would constitute a default under a Government Contract on the part of the Company.

(b) No outstanding, unreimbursed cost incurred or invoice submitted by the Company has been disallowed or, to the knowledge of the Company, threatened with disallowance by or on behalf of a Governmental Authority, or prime contractor or subcontractor (at any tier) with respect to any Government Contract. During the past 12 months no good or service proffered under any Government Contract has been rejected by any Governmental Authority, or prime contractor or subcontractor (at any tier) as not complying with contract specifications or requirements. No money due to the Company has been withheld or set off by or on behalf of a Governmental Authority, or prime contractor or subcontractor (at any tier) with respect to any Government Contract.

(c) The Company is in compliance in all respects with all Representations and Certifications made to Governmental Authorities in response to Requests For Proposals pursuant to which the Government Contracts were awarded, and the Company is in compliance in all respects with requirements under the General Provisions of such Government Contracts. To the extent the Company has asserted proprietary rights with respect to any data developed or delivered under a Government Contract, or marked any such data with proprietary markings, no Governmental Authority has either challenged such assertions or taken action to remove any such proprietary markings.

(d) Neither the Company nor any of its directors or officers has been debarred, suspended, proposed for debarment, or excluded from participation in the award of a Government Contract or Government Contract Bid nor is the Company listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs. There are no investigations or reviews by any Governmental Authority of fraudulent or any other inappropriate activity pending or, to the knowledge of the Seller, threatened with respect to the award or performance of a Government Contract. The two

Contractor Performance Assessment Reports (“CPARs”) previously provided by the Company to the Buyer constitute the only CPARs issued with respect to projects or work performed by the Company as disclosed in the United States government’s CPAR computer database system.

4.17 Licenses and Permits. Schedule 4.17 sets forth a true and complete list and description of all Permits held by the Company and used by it in the conduct of its business. The Company is in compliance with the terms of such Permits and there is no pending or, to the knowledge of the Seller, threatened termination, expiration or revocation of any of the foregoing. Except for the Permits set forth on Schedule 4.17, there are no Permits, whether written or oral, necessary or required for the conduct of the business of the Company as it is currently conducted.

4.18 Intellectual Property.

(a) Schedule 4.18 sets forth a true and complete list of all Intellectual Property, including all licenses or similar agreements for the Intellectual Property to which the Company is a party, either as licensee or licensor, other than (i) Intellectual Property that is both not registered or subject to application for registration and not material to the business, and (ii) so-called “execute by opening” software licenses.

(b) (i) The Company owns and possesses all right, title and interest in and to the Intellectual Property, free and clear of all Liens other than Permitted Liens; (ii) the Company has the sole and exclusive right to use the Intellectual Property, subject to the terms of any “off-the-shelf,” “click-wrap,” “shrink-wrap” or “execute by opening” license agreements; (iii) no claim by any Person contesting the validity, enforceability or ownership of any of the Intellectual Property has been made, is currently outstanding or, to the knowledge of the Seller, is threatened and, to the knowledge of the Seller, there are no grounds for the same; (iv) no loss or expiration of any part of the Intellectual Property is pending or reasonably foreseeable; (v) the Company has not received any notices of, and is not aware of any facts that indicate a likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property; and (vi) the Company has not infringed or misappropriated any intellectual property rights of any Person, and neither, to the knowledge of the Seller, will any infringement or misappropriation occur as a result of the continued operation of the business of the Company, nor has the Company or any of the Stockholders received any demand or request that the Company license any rights from any Person.

(c) The Intellectual Property comprises all of the intellectual property rights necessary for the operation of the business of the Company as currently conducted by the Company. The transactions contemplated by this Agreement and the Ancillary Agreements will have no material adverse effect on the Company’s right, title and interest in and to the Intellectual Property. Except as set forth on Schedule 4.18, the Company has taken all necessary action to maintain and protect the Intellectual Property so as to not adversely affect the validity or enforceability of the Intellectual Property. To the knowledge of the Seller and the Company, the owners of any Intellectual Property licensed to the Company have taken all necessary and desirable action to maintain and protect that portion of the Intellectual Property subject to such licenses. The Company is not in default under the terms of any license agreement to which it is a party, including, without limitation, those provisions related to number of users, named users, or authorized or system users.

4.19 Insurance. Schedule 4.19 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen’s compensation, product liability, errors and omissions, general liability and other forms of insurance, including title insurance, owned or maintained by the Company. Such policies are in full force and effect, and the Company is not in default under any of them. No notice of cancellation or termination or nonrenewal has been received with respect to any such policy. During the last three years, the Company has not been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance. No event relating to the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the insurance policies set forth on Schedule 4.19. The insurance maintained by the Company is sufficient to comply with all applicable Laws and Contracts to which the Company is a party. To the knowledge of the Seller, no insurance carrier providing insurance to the Company is in receivership, conservatorship, liquidation or similar proceedings, and no such proceeding with respect to any such carrier is imminent.

4.20 Financial Statements.

(a) For purposes of the Parent and the Buyer determining the Purchase Price, the Company has delivered to the Buyer true and complete copies of the audited balance sheet of the Company as of December 31, 2005, and the related audited statements of income, stockholders’ equity and cash flows for the fiscal year then ended (the “2005 Audited Financial Statements”). Schedule 4.20 sets forth true and complete copies of (i) the audited balance sheets of the Company as of December 31, 2005, 2004 and 2003, and the related audited statements of income, stockholders’ equity and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “Financial Statements”), and (ii) the unaudited balance sheet of the Company as of February 28, 2006, and the related unaudited statement of income for the two-month period then ended (the “Interim Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of the Company at the dates and for the time periods indicated and have been prepared and reviewed by the management of the Company in accordance with GAAP, consistently applied throughout the periods indicated. The Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of the Company at the date and for the period indicated and have been prepared and reviewed by the management of the Company in accordance with GAAP, consistent with the Financial Statements, except for the absence of footnote disclosure and any customary year-end adjustments. The Financial Statements and the Interim Financial Statements were derived from the books and records of the Company.

(c) The Company’s books and records for each and every Government Contract are maintained in full compliance with the requirements and standards of the Defense Contract Auditing Agency, General Services Administration pricing schedules, and all other applicable governmental or agency Laws, rules and requirements. The Company has disclosed to the Buyer (i) all significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the Company’s ability to record, process, summarize and report financial data and has identified for the Buyer any material weaknesses in such internal control over financial reporting that have been reported to the Company by the Defense Contract Audit Agency or the Company’s auditors, (ii) any significant changes in the Company’s internal control over financial reporting or in other factors that could significantly affect internal control over financial reporting during or subsequent to any of the periods covered by the Financial Statements and the Interim Financial Statements, including any corrective actions taken with regard to significant deficiencies and material weaknesses, and (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s disclosure controls and procedures.

4.21 Undisclosed Liabilities. The Company does not have any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the date of this Agreement, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date of this Agreement, except (i) liabilities reflected, reserved against, or otherwise disclosed in the Financial Statements or the notes thereto, or (ii) liabilities that have arisen in the Ordinary Course of Business.

4.22 Accounts Receivable. All accounts and notes receivable of the Company represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the Company. The reserve on the Financial Statements against the accounts receivable for returns and bad debts has been calculated in a manner consistent with past practice. All of the accounts and notes receivable of the Company are, in the aggregate, collectible in full, net of the reserve therefor, in the Ordinary Course of Business. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of the Company are pending or threatened. All of the accounts and notes receivable of the Company relate solely to sales of goods or services to customers of the Company, none of whom are Stockholders or Affiliates of the Company or the Stockholders. All “cost and earnings in excess of billings” as reflected in the Financial Statements represent sales actually made or services actually performed or valid claims for which all required performance has been rendered by the Company, and will not be disallowed by the Company’s respective customers when actually billed. All such items are fairly valued in the Financial Statements, and will be collectible in full, and there exists no counterclaims, defenses, or offsetting claims with respect to such amounts.

4.23 Bank Accounts. Schedule 4.23 sets forth a true and complete list of the name and address of (a) each bank with which the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto and (b) the name of each Person holding a power of attorney on behalf of the Company.

4.24 Indebtedness. Schedule 4.24 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to the Company as of the dates indicated in such Schedule 4.24.

4.25 Taxes.

(a) All Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company, to the extent required to be filed by it, have been filed when due in accordance with all applicable Laws.

(b) All Returns with respect to Pre-Closing Tax Periods correctly reflect in all respects the facts regarding the income, business, assets, operations, activities and status of the Company. The Company is not currently a beneficiary of any extension of time within which to file any Return.

(c) No Return of the Company with respect to any Pre-Closing Tax Period has ever been audited by any Taxing Authority.

(d) The Company does not have any Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company that relate to any Pre-Closing Tax Period, except for Tax liabilities reflected in the Financial Statements or that have arisen after the date of the Financial Statements in the Ordinary Course of Business.

(e) The Company is not a party to any contract under which any Person may receive payments characterized as “excess parachute payments” within the meaning of Section 280G of the Code.

(f) All Taxes owed by the Company (whether or not shown as due and payable on any Return) have been or will be timely paid or withheld and remitted to the appropriate Taxing Authority.

(g) Neither the Company nor any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

(h) There is no action, suit or proceeding now pending, no claim, audit or investigation now pending of which any of the Stockholders is aware or any action, suit, claim, audit or investigation, to the knowledge of the Seller, threatened against or with respect to the Company in respect of any Tax.

(i) There are no Liens for Taxes upon the assets or properties of the Company, except for Permitted Liens.

(j) The Company has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent.

(k) Schedule 4.25 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company.

(l) Neither the Company nor any of the Stockholders has received notice of any claim by a Governmental Authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that Governmental Authority.

(m) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(n) The Company has disclosed on its federal income Tax Returns all positions taken in such Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o) Neither the Company nor any Person on behalf of the Company has entered into any agreement or consent pursuant to Section 341(f) of the Code.

(p) The Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Laws of any jurisdiction) as a result of change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period.

(q) The Company is not a party to any Tax allocation or sharing agreement.

(r) The Company has been a validly electing S corporation, as defined in Sections 1361 and 1362 of the Code, at all times during its existence and will be an S corporation up to and including the Closing Date.

(s) The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338 Election (as defined in Section 6.6). Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past ten years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

4.26 Customers, Suppliers and Subcontractors.

(a) Schedule 4.26(a) sets forth all customers of the Company that accounted for 3% or more of the revenues of the Company for each of the years ended December 31, 2005, 2004 and 2003 (“Material Customers”). Additionally, (i) all Material Customers continue to be customers of the Company and none of such Material Customers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2005, and the Company does not have any knowledge that such reduction will occur; (ii) no Material Customer has terminated its relationship with the Company or, to the knowledge of the Seller, has threatened to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Customer; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate could reasonably be anticipated to have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company.

(b) Schedule 4.26(b) sets forth the 10 largest suppliers of the Company for each of the years ended December 31, 2005, 2004 and 2003 (“Material Suppliers”). Additionally, (i) all Material Suppliers continue to be suppliers of the Company and none of such Material Suppliers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2005, and the Company does not have any knowledge that such reduction will occur; (ii) no Material Supplier has terminated its relationship with the Company or, to the knowledge of the Seller, has threatened to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Supplier; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be anticipated to have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company. No supplier to the Company represents a sole source of supply for goods and services used in the conduct of the Company’s business.

(c) Schedule 4.26(c) sets forth the 10 largest subcontractors engaged by the Company for each of the years ended December 31, 2005, 2004 and 2003 (“Material Subcontractors”). Additionally, (i) all Material Subcontractors continue to be available to the Company to be engaged as subcontractors and none of such Material Subcontractors has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2005, and the Company does not have any knowledge that such reduction will occur; (ii) no Material Subcontractor has terminated its relationship with the Company or, to the knowledge of the Seller, has threatened to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Subcontractor; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other subcontractors that, individually or in the aggregate, could reasonably be anticipated to have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company. No subcontractor of the Company represents a sole source of supply for work and services used in the conduct of the Company’s business.

4.27 Disclosure. Neither the Stockholders nor the Company has withheld from the Buyer any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Company’s business. Neither this Agreement (including the exhibits and schedules hereto) or the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to the Buyer by or on behalf of the Company in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.28 Related Party Transactions. Except as set forth on Schedule 4.28, none of the Company, the Stockholders or any of their respective Affiliates, nor any current or former director, officer or employee of the Company, (a) has or during the last three fiscal years has had any direct or indirect interest (i) in, or is or during the last three fiscal years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or (ii) in any property, asset or right that is owned or used by the Company in the conduct of its business or (b) is, or during the last three fiscal years has been, a party to any agreement or transaction with the Company. There is no outstanding Indebtedness of any current or former director, officer, employee or consultant of the Company or any Stockholder or any of their Affiliates to the Company.

4.29 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Company or the Stockholders in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or the Stockholders.

4.30 Warranty Obligations. The Company has not sold or supplied any goods or inventory that were or, to the knowledge of the Seller, are likely to become, faulty or defective, or that do not comply in all respects with all express or implied warranties of the Company. All goods or inventory manufactured, sold, or delivered by the Company are in conformity with all Contractual commitments, and there is no claim, liability, or obligation for replacement or repair thereof, or for any damages or losses in connection therewith, which in the aggregate, exceeds $50,000. The Company does not have any liability or obligation arising out of any injury to individuals or property as a result of the ownership, possession, or use of any goods or inventory that were manufactured, sold, or delivered by the Company. This representation is limited to products produced prior to Closing and claims and expenses that exceed $50,000 per year.

ARTICLE V : REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER

The Parent and the Buyer hereby jointly and severally represent and warrant to each of the Stockholders as follows:

5.1 Existence and Good Standing. The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio.

5.2 Power. Each of the Parent and the Buyer has the corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements to which it is a party.

5.3 Validity and Enforceability. Each of the Parent and the Buyer has the capacity to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery, and performance by each of the Parent and the Buyer of this Agreement and the Ancillary Agreements to which each is a party, and the Parent’s and the Buyer’s consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which each is a party, have been duly authorized by all requisite corporate action. This Agreement and each of the Ancillary Agreements to which each of the Parent and the Buyer is a party have been duly executed and delivered by the Buyer and the Parent, as applicable, and, assuming due authorization, execution and delivery by each of the Stockholders, represent the legal, valid and binding obligation of the Buyer and the Parent, as applicable, enforceable against the Buyer and the Parent, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. No further action on the part of the Buyer or the Parent is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

5.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Buyer or the Parent of its obligations hereunder or thereunder will violate or conflict with the Buyer’s Articles of Incorporation or Code of Regulations, the Parent’s Certificate of Incorporation or Bylaws, or any Law or Order.

5.5 Consents. No consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by the Buyer and the Parent of this Agreement or the Ancillary Agreements, as applicable, or the consummation of the transactions contemplated hereby or thereby.

5.6 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer or the Parent in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer or the Parent.

5.7 Investment Intent. The Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933.

5.8 Certain Proceedings. There is no pending proceeding that has been commenced against the Buyer or the Parent and challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the Ancillary Agreements, and to the knowledge of the Buyer and the Parent, no such proceedings have been threatened.

5.10 No Other Representations. Each of the Buyer and the Parent acknowledges that, except for the representations and warranties of the Stockholders contained in Article IV of this Agreement (including the Schedules hereto) and any Ancillary Agreement, the Stockholders do not make any representations or warranties, express or implied.

ARTICLE VI : COVENANTS AND AGREEMENTS

6.1 Conduct of the Company Business Prior to the Closing. Except as (x) otherwise contemplated by this Agreement or (y) disclosed on Schedule 6.1, from and after the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, the Stockholders shall, and shall cause the Company to (i) conduct the operations of the Company Business in the Ordinary Course of Business, and (ii) maintain and preserve intact the Company Business and to maintain satisfactory relationships with suppliers, customers, key employees and other Persons having business relationships with the Company. Without limiting the foregoing, prior to the Closing, unless the Buyer otherwise agrees in writing, or as set forth on Schedule 6.1 or as otherwise expressly contemplated by this Agreement, the Stockholders shall not, and shall cause the Company not to:

(a) declare any dividend payable in the Company’s capital stock or purchase or sell any capital stock or other equity interests of the Company or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of any such capital stock or other equity interests of the Company;

(b) sell, assign or otherwise dispose of assets of the Company, excluding sales of inventory and obsolete equipment in the Ordinary Course of Business, or make any capital expenditures or commitments thereof;

(c) merge or consolidate the Company with or into any other Person or commence or terminate any line of business;

(d) in the case of the Company, incur, assume or guarantee any obligations for borrowed money or become subject to any liability, other than (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing on the date hereof;

(e) incur any Lien on any material assets of the Company other than Permitted Liens;

(f) make any advance payments (including any prepaid expenses or prepaid deposits), change the rate or timing of the payment of expenses or make any change in the Company’s general pricing practices or policies or any change in the Company’s credit or allowance practices or policies;

(g) increase the cash compensation of the employees or consultants of the Company other than in the Ordinary Course of Business;

(h) make any change in the accounting or Tax methods or practices followed by the Company Business (other than such changes that have been required by Law or GAAP);

(i) enter into, terminate or modify any contract or transfer to any Person or permit to lapse any rights, or waive any right of value under, any contract;

(j) compromise, settle, grant any waiver or release relating to or otherwise adjust any right or claim or Proceeding having a value in the aggregate in excess of the reserve for any such claim or Proceeding, or that imposes non-monetary relief that could reasonably be expected to have a material adverse effect on the Company;

(k) enter into or adopt any Employee Plan or amend or terminate any new Employee Plan or make any commitment or incur any liability to any labor organization;

(l) engage in any transaction with, or enter into any contracts with, any Affiliates of the Stockholders in connection with the Company Business;

(m) amend any organizational document of the Company; or

(n) agree or commit to do any of the foregoing.

6.2 Access to Books and Records; Confidentiality.

(a) The Stockholders shall cause the books and records, contracts, documents and other information of the Company to be in the sole possession and control of the Company as soon as practicable after the Closing. To the extent that books and records, contracts, documents and other information of the Company relevant to or affecting the Company Business and necessary to the operation of the Company Business after the Closing Date relate partially to the Stockholders, the Stockholders shall provide the Buyer with reasonable access to the portions of such information pertaining to the Company Business.

(b) During the period commencing on the date hereof and ending on the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Stockholders shall give the Buyer and its counsel, accountants, employees, agents and other authorized representatives reasonable access, during normal business hours, upon reasonable advance notice, to the officers, directors, employees, premises, properties, books, records, data and contracts of the Business; provided, that such access does not unreasonably interfere with normal Company Business operations.

6.3 Tax Returns. The Stockholders shall cause to be prepared and timely filed all Returns of the Company that are due with respect to any Pre-Closing Tax Period, including all Returns for which the due date (with applicable extensions) falls on or before the Closing Date. The Stockholders shall have authority to reasonably determine the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company will be reported or disclosed in such Returns; provided, however, that such Returns will be prepared by treating items on such Returns in a manner consistent with past practice with respect to such items, unless otherwise required by Law. The Stockholders shall provide, or cause to be provided, to the Buyer drafts of all Returns required to be prepared and filed by the Stockholders with respect to any Pre-Closing Tax Period under this Section 6.3 at least 30 days prior to the due date for the filing of such Returns (including any extensions). At least 15 days prior to the due date for the filing of such Returns (including any extensions), the Buyer will notify the Stockholders Representative of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Buyer may have to any items set forth on such draft Returns (a “Dispute Notice”). The Buyer and the Stockholders Representative shall consult and resolve in good faith any such objection. However, if the Buyer and the Stockholders Representative cannot resolve any such objection, they will refer the objection to the Arbitration Firm for prompt resolution. The Buyer and the Stockholders Representative shall share equally all costs of hiring the Arbitration Firm for purposes of this Section 6.3. The Stockholders shall not cause to be filed any Return without the prior written consent of the Buyer, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required if the Buyer shall not have timely delivered a Dispute Notice or the objections contained in such Dispute Notice have been finally resolved.

6.4 Apportionment of Taxes. All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to a taxable year or other taxable period beginning before and ending after the Closing Date will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes other than income Taxes and sales and use Taxes, on a per diem basis and (b) in the case of income Taxes and sales and use Taxes, as determined from the books and records of the Company, between Pre-Closing and Post-Closing Tax Periods as though the taxable year of the Company terminated at the close of business on the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses. The Stockholders will be liable for the payment of all Taxes of the Company that are attributable to any Pre-Closing Tax Period whether shown on any original Returns or amended Returns for the period referred to in such Returns. The Buyer will be liable for the payment of all Taxes that are attributable to any Post-Closing Tax Period. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer or the Company in connection with this Agreement and the Ancillary Agreements will be borne and paid equally by the Stockholders, on the one hand, and the Buyer, on the other hand, when due, and the Stockholders, at the shared expense of Buyer, on the one hand, and the Stockholders, on the other hand, will cause to be filed all necessary Returns and other documentation with respect to all such Taxes and fees.

6.5 Cooperation; Audits. In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Pre-Closing Tax Periods, the Buyer and the Company, on the one hand, and the Stockholders, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes.

6.6 Controversies. The Buyer shall promptly notify the Stockholders Representative in writing upon receipt by the Buyer or any Affiliate of the Buyer (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which the Stockholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Stockholders Representative, at the expense of the Stockholders, will have the exclusive authority to represent the interests of the Company with respect to any Tax Matter before the IRS or any other Tax Authority and will have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and settling audits; provided, however, that no Stockholder will enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Buyer, the Company or any Affiliate of the foregoing for any Post-Closing Tax Period, including the portion of a period beginning before the Closing Date and ending after the Closing Date, without the prior written consent of the Buyer, which consent may not be unreasonably withheld or delayed. The Stockholders Representative shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Stockholders Representative shall, in good faith, allow the Buyer to consult with him regarding the conduct of or positions taken in any such proceeding.

6.7 Amended Returns. The Stockholders Representative may not file or cause or permit to be filed any amended Returns that affect or may affect the Tax liability of the Buyer, the Company or any Affiliate of the foregoing for any Post-Closing Tax Period, including the portion of a period beginning before the Closing Date and ending after the Closing Date, without the prior written consent of the Buyer, which consent may not be unreasonably withheld or delayed. The Buyer shall not file or cause to be filed any amended Returns covering any period or adjusting any Taxes for a period that includes any period prior to the Closing Date without the prior written consent of the Stockholders Representative, which consent may not be unreasonably withheld or delayed. The Stockholders shall cooperate with the Company and the Buyer in obtaining Tax refunds, including through the filing of amended Returns or refund claims. The Buyer shall pay or cause to be paid to the Stockholders any Tax refunds received by the Buyer attributable to any Pre-Closing Tax Period.

6.8 Section 338 Elections.

(a) The Buyer or an appropriate Affiliate of the Buyer on the one hand, and each Stockholder, on the other hand, shall join with each other in making the election provided by Section 338(h)(10) of the Code, in accordance with Treasury

Regulation Section 1.338(h)(10)-1(c)(3), with respect to the Company and, if permissible, similar actual elections or deemed elections with respect to the Company under any applicable foreign, state or local Tax Laws, with respect to the purchase and sale of the stock of the Company (collectively, the “Section 338 Elections”). The Stockholders shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338 Elections on their Tax Returns to the extent required by applicable law. The Stockholders shall also pay any Tax imposed on the Company attributable to the making of the Section 338 Elections, including, without limitation (i) any Tax imposed under Section 1374 of the Code, (ii) any Tax imposed under Treasury Regulation Section 1.338(h)(10), or (iii) any state, local or foreign Tax imposed on the gain of the Company, and the Stockholders shall indemnify the Buyer, the Company, and their respective Affiliates against the failure to pay any such Taxes.

(b) The Company and the Stockholders shall not (i) revoke the Company’s election to be taxed as or (ii) take or any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

6.9 Allocation of Purchase Price. The Buyer, the Parent, the Company, and the Stockholders Representative agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) as shown on Schedule 6.9 in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder, which schedule will be prepared initially based on the unadjusted Initial Purchase Price and shall be adjusted in order to take into account Earnout Payments, if any, as provided for in Section 2.2 hereof. Each of the Stockholders Representative, the Stockholders, the Buyer, the Company, and any of their respective Affiliates will adhere to, and be bound by, the allocation reflected in Schedule 6.9 for foreign, U.S. federal, state or local income tax purposes. None of the Stockholders Representative, the Stockholders, the Buyer, the Company, and any of their respective Affiliates will take any position contrary to the allocation reflected in Schedule 6.9 unless required to do so by applicable Tax Laws.

6.10 Bonus Plan. Subsequent to the Closing Date, the Buyer will implement or cause to be implemented a bonus plan of the Company with terms substantially as described on Exhibit D attached hereto (the “Bonus Plan”), for the benefit of the individuals listed on Exhibit D attached hereto.

6.11 Competitive Activity; Confidentiality; Non-Solicitation.

(a) Acknowledgments and Agreements. Each Stockholder hereby acknowledges that (i) trade secrets and confidential information related to the Company, more fully described in this Section 6.11, were developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company, and (ii) the Shares are being acquired by the Buyer through substantial expenditures of time, effort and money. Each Stockholder further understands and agrees that the foregoing makes it necessary for the protection of the Company and the value of the Shares that the Stockholder not compete with the Company for a reasonable period after the Buyer’s acquisition of the Company, as further provided in this Section 6.11.

(b) Non-Competition. Except as set forth on Schedule 6.11, for a period of two years after the term of his or her employment with the Company, if applicable, or five years following the Closing Date, whichever is longer, each Stockholder shall not and shall cause his or her Affiliates (other than the Parent and its subsidiaries) not to:

(i) enter into or engage in any business that competes with the Company or part of the Company Business;

(ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company or part of the Company Business;

(iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company, or attempt to do so; or

(iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the Company or part of the Company Business.

(c) Indirect Competition. For the purposes of Section 6.11(b) of this Agreement, and except as provided for in Section 6.11(b), each Stockholder will be in violation thereof if he or she engages in any or all of the activities set forth therein directly as an individual or entity on his or her own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity or as a stockholder of any corporation in which he or she, or his or her spouse, child or parent (including adoptive relationships), owns, directly or indirectly, individually or in the aggregate, more than one percent of the outstanding stock, except for the Parent and its subsidiaries.

(d) Excluded Affiliates. Notwithstanding anything to the contrary set forth in this Section 6.11, the provisions of this Section 6.11 do not apply to the interests and activities of Vishal Soin with the Persons listed on Schedule 6.11 (“Excluded Affiliates”), except that Vishal Soin shall not:

(i) increase his percentage participation as an owner or director in any Excluded Affiliate;

(ii) except as listed on Schedule 6.11, actively participate in the direct or indirect management, except in such capacities as a director, member, partner or stockholder as Vishal Soin may engage in as of the Closing Date;

(iii) interact directly with customers of, or directly or indirectly solicit business, patronage or orders for, or sell, any products or services if such activity or activities directly compete with the Company or any part of the Company Business; or

(iv) accept or take any employment or consulting position other than those held by Vishal Soin as of the Closing Date.

(e) Extension. If it is judicially determined that any Stockholder has violated any of his or her obligations under this Section 6.11, then the period applicable to each obligation determined to have been violated by the Stockholder will, with respect to the Stockholder, automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(f) Non-Solicitation. Each Stockholder shall not, and shall cause his or her Affiliates (other than the Parent and its subsidiaries) not to, directly or indirectly, at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its Affiliates to terminate their employment, representation or other association with the Company and/or its Affiliates.

(g) Further Covenants. Each Stockholder shall keep in strict confidence and, except as otherwise provided herein, shall not directly or indirectly, at any time, disclose, furnish, disseminate, make available or use any trade secrets or confidential business and technical information of the Company or its customers or vendors (collectively, the “Confidential Information”), including, without limitation, as to when or how the Stockholder may have acquired such information. Such Confidential Information includes, without limitation, the unique selling, contracting, teaming and servicing methods and business techniques of the Company; training, service and business manuals, promotional materials, training courses and other training and instructional materials used or developed in connection with the conduct of the Company Business; vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information related to the Company Business. The Stockholder specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in his or her mind or memory and whether compiled by the Buyer, the Company and/or the Stockholder, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Buyer and the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by the Stockholder will constitute a misappropriation of the Company’s trade secrets.

(h) Relief. Each Stockholder acknowledges and agrees that the remedy at law available to the Buyer and the Company for breach of any of his or her obligations under this Section 6.11 would be inadequate. Each Stockholder therefore agrees that, in addition to any other rights or remedies that the Buyer or the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 6.11, without the necessity of proof of actual damage.

(i) Reasonableness. Each Stockholder acknowledges that his or her obligations under this Section 6.11 are reasonable in the context of the nature of the Company and the Company Business and the competitive injuries likely to be sustained by the Buyer or the Company if the Stockholder were to violate such obligations.

(j) The Company’s Business. The Company Business will be deemed to continue to include any portion thereof that is transferred to the Buyer or any Affiliate of the Buyer after the Buyer acquires the Shares, whether through the assignment or transfer of rights or business under any Contract or otherwise. This Section 6.11(j) will be applied as though any such assignment or transfer had not occurred.

(k) Separate Covenants. This Section 6.11 will be deemed to consist of a series of separate covenants, one for each line of business that may be conducted by the Company. The Stockholders expressly agree that the character, duration and geographical scope of the covenants and agreements contained in this Section 6.11 are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a Governmental Authority at a later date that the character, duration or geographical scope of the covenants and agreements contained in this Section 6.11 is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Stockholders that the covenants and agreements contained in this Section 6.11 be construed by the Governmental Authority in such a manner as to impose only those restrictions on the conduct of the Stockholder that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Buyer and the Company of the intended benefit and enforceability of the covenants and agreements contained in this Section 6.11. If a Governmental Authority refuses to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Buyer and the Company of the intended benefit and enforceability of this Section 6.11, it is expressly understood and agreed among the Stockholders that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding will, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

ARTICLE VII : CONDITIONS TO CLOSING

7.1 Conditions to the Obligations of the Parties. The respective obligations of the Buyer and Parent, on the one hand, and the Stockholders, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following condition: none of the parties hereto will be subject to any Governmental Order (or Proceeding pending for at least five days without being entered or dismissed) that prohibits the consummation of the transactions contemplated by this Agreement (a “Restraint”). If any such Restraint has been issued, each party shall use its reasonable best efforts to have any such Restraint overturned or lifted.

7.2 Additional Conditions to the Obligations of the Stockholders. The obligations of the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing (except as provided in clause (d) below) of each of the following conditions:

(a) The representations and warranties of the Buyer and the Parent set forth in this Agreement will be true and correct in all material respects (except those that are qualified by a materiality standard, which will be true in all respects), both on the date of this Agreement and on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that such representations are made expressly as of an earlier date, which representations will be true and correct in all material respects as of such earlier date (except those that are qualified by a materiality standard, which will be true in all respects).

(b) The Buyer and the Parent will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by them at or prior to the Closing;

(c) The Buyer will have delivered to the Stockholders a certificate, dated as of the Closing Date and executed by an executive officer of the Buyer, certifying the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b); and

(d) The Buyer and the Parent will have delivered, or caused to be delivered, the items required by Sections 3.3(a) through 3.3(d), and, subject to the satisfaction of Section 3.2(a), will have made the payments under Sections 2.2(a) and 2.2(b), such payments to be made on the Funding Date. The “Funding Date” is April 3, 2006, or such other date upon which the Buyer and the Stockholders Representative agree.

7.3 Conditions to the Obligations of the Buyer and the Parent, as Applicable. The obligations of the Buyer and the Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Laws) at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of the Stockholders set forth in this Agreement will be true and correct in all material respects (except those that are qualified by a materiality standard, which will be true in all respects), both on the date of this Agreement and on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that such representations are made expressly as of an earlier date, which representations will be true and correct in all material respects as of such earlier date (except those that are qualified by a materiality standard, which will be true in all respects).

(b) The Stockholders will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them at or prior to the Closing;

(c) The SBA Statement will not have been, as of the Closing Date, withdrawn or rescinded in any manner, and none of the Company and the Stockholders will have received, as of the Closing Date, any statements or other indications from the United States Small Business Administration, or any of its subdivisions or employees, that either the United States Small Business Administration or any of its subdivisions will not honor the SBA Statement as it is described in Section 4.6.

(d) The Stockholders will have delivered to the Buyer a certificate, dated as of the Closing Date and executed by the Stockholders Representative, certifying to the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b).

(e) The Stockholders will have delivered, or caused to be delivered, the items required by Sections 3.2(a) through (o).

ARTICLE VIII : TERMINATION

8.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Stockholders and the Buyer;

(b) by either the Stockholders or the Buyer, upon written notice from one party to the other party, if the Closing has not occurred on or before April 30, 2006, unless the failure of such consummation is due to the failure of the party wishing to terminate to comply in all material respects with the agreements and covenants contained herein;

(c) by either the Stockholders or the Buyer, upon written notice from one party to the other party, if any Restraint is in effect and has become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) has used its reasonable best efforts to remove such Restraint;

(d) by the Buyer, upon written notice to the Stockholders Representative, if the Stockholders materially breach any of their representations, warranties or obligations under this Agreement and such breach is not cured within 30 days after written notice to the Stockholders by the Buyer; or

(e) by the Stockholders, upon written notice to the Buyer, if the Buyer and Parent materially breach any of their representations, warranties or obligations under this Agreement and such breach is not cured within 30 days after written notice to the Buyer and Parent by the Stockholders.

Notwithstanding anything to the contrary in this Agreement, neither the Stockholders, on the one hand, nor the Parent and the Buyer, on the other hand, may rely on the failure of any condition set forth in Sections 7.1, 7.2 and 7.3, as the case may be, to be satisfied if such failure was caused by such party’s or parties’, as the case may be, failure to act in good faith or use commercially reasonable efforts to cause such conditions to be satisfied.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement will become void and have no effect, and no party will have any liability or any further obligation to any other party, except as provided in this Section 8.2, and except that nothing herein releases, or may be construed as releasing, any party hereto from any liability or damage to any other party hereto arising out of the breaching party’s breach in the performance of any of its covenants, agreements, duties or obligations arising under this Agreement. The obligations of the parties to this Agreement under Section 8.2, and Sections 10.2 through 10.10 will survive any termination of this Agreement.

ARTICLE IX : REMEDIES

9.1 General Indemnification Obligation. Subject to the limitations set forth in Section 9.3 of this Agreement, the Stockholders shall indemnify and hold harmless the Company, the Parent, the Buyer and their officers, directors, employees, and agents and the Company’s and the Buyer’s Affiliates from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses and disbursements (including, without limitation, reasonable attorneys’ fees) (collectively “Losses”) sustained by any of such Persons based upon, arising out of or otherwise in respect of (a) any inaccuracies in or any breach of any representation, warranty, covenant or agreement of any of the Stockholders contained in this Agreement (including any schedule or exhibit attached hereto) or any Ancillary Agreement, (b) any Indebtedness or Selling Expenses incurred by the Company and not fully paid on the Closing Date, or (c) any Taxes of the Company attributable to any Pre-Closing Tax Period and not fully paid when due and payable. Any indemnification by the Stockholders pursuant to this Section 9.1 will be (i) joint and several among each Stockholder that is a member of the Soin Group, (ii) joint and several among each Stockholder that is a member of the Gonzalez Group, (iii) joint and several among each Stockholder that is a member of the Sohal Group, and (iv) several as between each of the Soin Group, the Gonzalez Group, and the Sohal Group with respect to such groups’ aggregate proportional ownership of the Shares. The Buyer and the Parent shall indemnify and hold harmless the Stockholders from and against any and all Losses actually sustained by any of such Persons based upon, arising out of or otherwise in respect of (i) any inaccuracies in or any breach of any representation, warranty, covenant or agreement of the Buyer or the Parent contained in this Agreement (including any schedule or exhibit attached hereto) or any Ancillary Agreement to which the Buyer or the Parent, as applicable, is a party, or (ii) any Taxes of the Company that are attributable to any Post-Closing Tax Period and are not fully paid when due and payable.

9.2 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after the Stockholders, on the one hand, or the Buyer or the Parent, on the other hand, becomes aware of any claim that such party has under Section 9.1 that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other party or parties (the “Indemnifying

Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party. After the Indemnifying Party receives a Claims Notice, the Indemnifying Party may make such investigation of the Liability Claim as is necessary to defend the Liability Claim, and the Indemnified Party shall make available to the Indemnifying Party and its representatives the information relied upon by the Indemnified Party to substantiate the Liability Claim.

(b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 30 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article IX, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the (i) defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) Liability Claim solely seeks (and continues to seek) monetary damages; and (iv) Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge the Liability Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 9.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 9.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (i) any of the Litigation Conditions ceases to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim,

(ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have a material adverse effect on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.

9.3 Survivability; Limitations.

(a) The representations and warranties of the Stockholders, the Buyer and the Parent contained in this Agreement or in any Ancillary Agreement will survive for a period ending 18 months after the Closing Date (the “Expiration Date”); provided, however, that (i) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Sections 4.13 (Employee Benefit Plans), 4.14 (Environmental) and 4.25 (Taxes) will be the expiration of the applicable statute of limitations as extended; (ii) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in the second sentence of Section 4.16 (Government Contracts) will be the two-year anniversary of the Closing Date; (iii) there will be no Expiration Date for any Liability Claim relating to claims based on fraud, bad faith or a breach of or inaccuracy in the representations and warranties set forth in Sections 4.1 (Existence and Good Standing), 4.2 (Power), 4.3 (Validity and Enforceability), 4.4 (Capitalization of the Company), 4.5 (No Conflict), 4.7(a) (Title), 4.24 (Indebtedness), 4.28 (Related Party Transactions), and 4.29 (Brokers) (the representations and warranties identified in clauses (i) and (ii) above, the “Excluded Representations”); and (iv) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 9.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. No claim for indemnification may be initiated following the applicable Expiration Date. All of the covenants and agreements of the Stockholders and the Buyer or the Parent contained in this Agreement will survive after the Closing Date until the expiration of the applicable statute of limitations.

(b) Notwithstanding anything to the contrary contained in this Article IX, the Stockholders will not have any liability as a result of any breach of or inaccuracy in any representation or warranty referred to in this Agreement (other than the Excluded Representations), until the aggregate amount of all such Losses sustained by the Parent or the Buyer exceeds $275,000, in which case the Stockholders will be liable as provided for in Section 9.1 for all such Losses without regard to such amount.

(c) The maximum aggregate obligation of the Stockholders to the Buyer or the Parent pursuant to Section 9.1 on account of any breach of any representation or warranty (excluding the Excluded Representations) made by the Stockholders in this Agreement will not exceed 20% of the Purchase Price.

(d) Notwithstanding anything to the contrary contained in this Article IX, any indemnification obligations of the Stockholders or any of them to the Buyer or the Parent will first be drawn from the funds subject to the Escrow Agreement. Thereafter, the Stockholders will be liable as provided for in Section 9.1 for all indemnification obligations to the Buyer or the Parent pursuant to this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, the Stockholders do not have any individual right to assert any Liability Claim under this Article IX, and any and all Liability Claims on behalf of the Stockholders may be brought only by the Stockholders Representative.

9.4 Specific Performance. Each party’s obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

9.5 Setoff. The Buyer and the Parent will be entitled to recover any indemnification payment or other amounts due from a Stockholder by setting off and retaining any amounts due or to become due from the Buyer or the Parent to any Stockholder.

9.6 Subrogation. Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party shall, to the extent of such payment, be subrogated to all indemnification rights of the Indemnified Party against any third party in respect of the Losses to which the payment is related; provided, however, that to the extent such third party is a customer of the Company, the Indemnifying Party will be subrogated to all indemnification rights of the Indemnified Party against such customer in respect of the Losses to which the payment is related only with the written consent of the Parent or the Buyer. Each such Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

9.7 Stockholders Representative.

(a) Stockholders Representative; Power and Authority. Each Stockholder hereby appoints the Stockholders Representative as agent and attorney-in-fact for each such Stockholder, for and on behalf of each such Stockholder, with full power and authority to represent each Stockholder and such Stockholder’s successors and assigns with respect to all matters arising under this Agreement and the Ancillary Agreements (other than the Employment Agreement) and all actions taken by the Stockholders Representative under this Agreement or such Ancillary Agreements will be binding upon each such Stockholder and such Stockholder’s successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Stockholders Representative shall have full power and authority, on behalf of each Stockholder and such Stockholder’s successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any Liability Claim under this Agreement or any such Ancillary Agreements, to negotiate and compromise any dispute that may arise under this Agreement or any such Ancillary Agreements and to sign any releases or other documents with respect to any such dispute. A Stockholder will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Stockholders Representative signs on behalf of such Stockholder.

(b) Liability. In performing any of its duties under this Agreement or upon the claimed failure to perform its duties under this Agreement, the Stockholders Representative will not be liable to the Stockholders for any Losses that the Stockholders may incur as a result of any act, or failure to act, by the Stockholders Representative under this Agreement, and the Stockholders Representative shall be indemnified and held harmless by the Stockholders for all Losses; provided, however, that the Stockholders Representative will not be entitled to indemnification for Losses to the extent that a court of competent jurisdiction has finally determined that the actions or omissions of the Stockholders Representative both (i) were taken or omitted not in good faith and (ii) constituted willful default under this Agreement. Accordingly, the Stockholders Representative will not incur any such liability with respect to (x) any action taken or omitted to be taken in good faith upon advice of counsel given with respect to any questions relating to the duties and responsibilities of the Stockholders Representative under this Agreement or the Ancillary Agreements or (y) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement or any Ancillary Agreement, not only as to its due execution and to the validity and effectiveness of such document’s provisions, but also as to the truth and accuracy of any information contained in such document, which the Stockholders Representative does in good faith believe to be genuine, to have been signed or presented by the purported proper Person or Persons and to conform with the provisions of this Agreement or the Ancillary Agreements. The limitation of liability provisions of this Section 9.7(b) will survive the termination of this Agreement and the resignation of the Stockholders Representative.

9.8 No Double Recovery; Use of Insurance. The amount of any Loss suffered by an Indemnified Party under this Agreement will be reduced by any insurance proceeds actually received by the Indemnified Party on account of such Loss (net of any reasonable expenses and increases in premium costs incurred by such Indemnified Party as a result of or in obtaining such recovery) (such amount, the “Insurance Proceeds”). The Indemnified Party shall use commercially reasonable efforts (but will not be obligated to commence litigation) to recover such Losses under insurance policies to the extent such Indemnified Party believes in good faith that such recovery is available. Notwithstanding anything to the contrary in this Agreement, all indemnification payments under this Article IX will be made when otherwise due hereunder and such payments will not be delayed in anticipation of Insurance Proceeds (including the failure to collect the same); provided, that if an Indemnified Party actually receives any insurance proceeds with respect to a Loss after it receives payment or other credit under this Agreement with respect to such Loss, then a refund equal to the Insurance Proceeds will be made to the Indemnifying Party as soon as possible after the Indemnified Party receives such insurance proceeds.

ARTICLE X : MISCELLANEOUS

10.1 Further Assurances. From and after the Closing Date, at the request of the Buyer, the Stockholders and the Stockholders Representative shall execute and deliver or cause to be executed and delivered to the Buyer or the Company such deeds, bills of sale, assignments or other instruments to the Buyer or the Company, in addition to those required by this Agreement, as the Buyer or the Company may reasonably request, in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements.

10.2 Press Release and Announcements. Subject to applicable Law and exchange or stock market rules, the Stockholders, the Company, the Parent and the Buyer may not issue any press release or other public announcement relating to the subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby unless such press release or public announcement is mutually agreed to by the Stockholders Representative and the Buyer.

10.3 Expenses. Except as otherwise provided in this Agreement with respect to Selling Expenses, each of the parties shall bear its respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

10.4 No Assignment. The rights and obligations of the parties under this Agreement may not be assigned without the prior written consent of the other party. Notwithstanding the previous sentence, the Buyer or the Parent may, without the consent of the Stockholders, assign its rights under this Agreement to any of its Affiliates or to any Person who is the buyer of all or substantially all the outstanding capital stock or assets of the Company.

10.5 Headings. The headings contained in this Agreement are included for purposes of convenience only and do not affect the meaning or interpretation of this Agreement.

10.6 Integration, Modification and Waiver. This Agreement, together with the exhibits, schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer, the Stockholders Representative and the Parent. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

10.7 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. The phrase “knowledge of the Seller” means the actual knowledge of George L. Gonzalez, Don Cleveland, Dennis Barnett, Stan Shinkle, Vishnu Nathu, Maxine Nicholas, Frank Deluca, John Parsley and Jim Dunbar obtained or obtainable after due inquiry and reasonable investigation.

10.8 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

10.9 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

If to the Company:

Aerospace Integration Corporation

3100 Summit Park Boulevard

Crestview, Florida 32539

Attention: Mr. George Gonzalez

Facsimile No.: (850) 689-4237

with a copy to:

Coolidge, Wall, Womsley & Lombard Co., L.P.A.

33 West First Street, Suite 600

Dayton, Ohio 45402

Attention: Jonas J. Gruenberg, Esq.

Facsimile: (937) 223-6705

If to the Stockholders:

Stockholders Representative

c/o Aerospace Integration Corporation

3100 Summit Park Boulevard

Crestview, Florida 32539

Attention: Mr. George Gonzalez

Facsimile No.: (850) 689-4237

with a copy to:

Coolidge, Wall, Womsley & Lombard Co., L.P.A.

33 West First Street, Suite 600

Dayton, Ohio 45402

Attention: Jonas J. Gruenberg, Esq.

Facsimile: (937) 223-6705

If to the Buyer:

MTC Technologies, Inc.

4032 Linden Avenue

Dayton, Ohio 45432

Attention: Mr. David Gutridge

Facsimile No.: (937) 258-3863

with copies to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Denise A. Carkhuff, Esq.

Facsimile No.: (216) 579-0212

If to the Parent:

MTC Technologies, Inc.

4032 Linden Avenue

Dayton, Ohio 45432

Attention: Mr. David Gutridge

Facsimile No.: (937) 258-3863

with copies to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Denise A. Carkhuff, Esq.

Facsimile No.: (216) 579-0212

Any party may change its address or facsimile number for the purposes of this Section 10.9 by giving notice as provided in this Agreement.

10.10 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PARENT:

MTC TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Michael I. Gearhardt
Name:	Michael I. Gearhardt
Title:	CFO

BUYER:

MTC TECHNOLOGIES, INC., an Ohio corporation

By:	/s/ Michael I. Gearhardt
Name:	Michael I. Gearhardt
Title:	CFO

STOCKHOLDERS:

/s/ George L. Gonzalez
George L. Gonzalez

George L. Gonzalez Grantor Retained Annuity Trust

By:	/s/ Michelle R. Gonzalez
Name:	Michelle R. Gonzalez
Title:	Trustee

STOCKHOLDERS (continued):

/s/ Michelle R. Gonzalez
Michelle R. Gonzalez

Michelle R. Gonzalez Grantor Retained Annuity Trust

By:	/s/ George L. Gonzalez
Name:	George L. Gonzalez
Title:	Trustee

/s/ Verinder Sohal
Verinder Sohal

Verinder Sohal Grantor Retained Annuity Trust

By:	/s/ Indu Soin
Name:	Indu Soin
Title:	Trustee

/s/ Indu Soin
Indu Soin

Indu Soin Irrevocable Trust

By:	Rajesh Soin
Name:	Rajesh Soin
Title:	Trustee

/s/ Vishal Soin
Vishal Soin

STOCKHOLDERS (continued):

Vishal Soin Irrevocable Trust

By:	/s/ Indu Soin
Name:	Indu Soin
Title:	Trustee

/s/ Amol Soin
Amol Soin

Amol Soin Irrevocable Trust

By:	/s/ Rajesh Soin
Name:	Rajesh Soin
Title:	Trustee

/s/ Rajesh Soin
Rajesh Soin

Rajesh and Indu Soin Irrevocable Dynasty Trust

By:	/s/ Indu Soin
Name:	Indu Soin
Title:	Trustee